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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Forms S-8, No. 333-32698) pertaining to the 1989 Stock Option Plan, the 1999 Stock Option Plan and the 1999 Employee Stock Purchase Plan of Finisar Corporation of our report dated May 25, 2000, with respect to the financial statements of Finisar Corporation included in this Annual Report (Form 10-K) for the year ended April 30, 2000.

    Our audits also included the financial statement schedule of Finisar Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly all material respects the information set forth therein.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
July 26, 2000